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EXHIBIT 23.2

INDEPENDENT AUDITORS' CONSENT

The Board of Directors
The St. Paul Travelers Companies, Inc.:

        We consent to incorporation by reference in the registration statement on Form S-8 regarding the Travelers Property Casualty Corp. 2002 Stock Incentive Plan, including the related Travelers Property Casualty Corp. Compensation Plan for Non-Employee Directors, and the Travelers 401(k) Savings Plan, of our reports dated January 29, 2004, with respect to the consolidated balance sheets of The St. Paul Companies, Inc. and subsidiaries as of December 31, 2003 and 2002, and the related consolidated statements of operations, shareholders' equity, comprehensive income and cash flows for each of the years in the three-year period ended December 31, 2003, and related schedules I through V, which reports appear in the December 31, 2003 annual report on Form 10-K of The St. Paul Companies, Inc.

        Our reports refer to changes in the Company's methods of accounting for derivative instruments and hedging activities, business combinations, goodwill and other intangible assets, and variable interest entities.

/s/ KPMG LLP KPMG LLP

Minneapolis, Minnesota
March 31, 2004

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INDEPENDENT AUDITORS' CONSENT